STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.  Name. The name of the statutory trust amended hereby is PREDEX Fund.

2.  Amendment. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to PREDEX.

3.  Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate on the 12th day of February, 2013.

By:

/s/ Parker D. Bridgeport

Trustee

Name:

Parker D. Bridgeport